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                                                                  Exhibit 4(a)

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                     PORTIONS OF THE AMENDED AND RESTATED
                     AGREEMENT AND DECLARATION OF TRUST OF
                            THE HUDSON RIVER TRUST
                       RELATING TO SHAREHOLDERS' RIGHTS

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                                  ARTICLE 3.

                                    SHARES

         3.1. Division of Beneficial Interest. The Shares of the Trust shall be issued with or without par value and shall be issued in one or more series as the Trustees may, without shareholder approval, authorize. Each series shall be preferred over all other series in respect of the assets allocated to that series. The Shares of any series may be issued in two or more classes, as the Trustees may, without Shareholder approval, authorize. Unless the Trustees have authorized the issuance of Shares of a series in two or more classes, each Share of a series shall represent an equal proportionate interest in the assets and liabilities of the series with each other Share of the same series, none having priority or preference over another. If the Trustees have authorized the issuance of Shares of a series in two or more classes, then the classes may have such variations as to dividend, redemption, and voting rights, net asset values, expenses borne by the classes, and other matters as the Trustees have authorized. The number of Shares authorized shall be unlimited. The Trustees may from time to time divide or combine the Shares of any series or of any class of a series into a greater or lesser number without thereby changing the proportionate beneficial interests in the series or class.

         3.2. Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise determine from time to time. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each series or class and as to the number of Shares of each series or class held from time to time by each Shareholder.

         3.3. Investment in the Trust. The Trustees shall accept investments in the Trust from such persons and on such terms and for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as they from time to time authorize.





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         All consideration received by the Trust for the issue or sale of
Shares of each series, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be shall irrevocably belong to the series of Shares with respect to which the same were received by the Trust for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Trust and are herein referred to as "assets of" such series.

         3.4. No Preemptive Rights. Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust.

         3.5. Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this instrument. Every shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

                                  ARTICLE 5.

                   SHAREHOLDERS' VOTING POWERS AND MEETINGS

         Shareholders shall have such power to vote as is provided for in, and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

                                  ARTICLE 6.

                  DISTRIBUTIONS, REDEMPTIONS AND REPURCHASES

         6.1. Distributions. The Trustees may each year, or more frequently if they so determine, distribute to the Shareholders of each series or class of Shares such income and capital gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and

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their determination shall be binding upon the Shareholders. Distributions of each year's income of each series or class of Shares shall be distributed pro rata to Shareholders in proportion to the number of Shares of each series or class held by each of them. Such distributions shall be made in cash or Shares or a combination thereof as determined by the Trustees. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with the Bylaws.

         6.2. Redemptions and Repurchases. The Trust shall purchase such Shares as are offered by any Shareholder for redemption, upon the presentation of any certificate for the Shares to be purchased, a proper instrument of transfer and a request directed to the Trust or a person designated by the Trust that the Trust purchase such Shares, or in accordance with such other procedures for redemption as the Trustees may from time to time authorize, and the Trust will pay therefor the net asset value thereof, as next determined in accordance with the Bylaws, less such redemption charge or fee as the Trustees may determine from time to time. Except as otherwise determined by the Trustees, payment for said Shares shall be made by the Trust to the Shareholder within seven days after the date on which the request is made. The obligation set forth in this Section 2 is subject to the provision that in the event that any time the New York Stock Exchange is closed for other than customary weekends or holidays, or, if permitted by rules of the Commission. During periods when trading on the Exchange is restricted or during any emergency which makes it impractical for the Trust to dispose of its investments or to determine fairly the value of its net assets, or during any other period permitted by order of the Commission for the protection of investors, such obligation may be suspended or postponed by the Trustees. The Trust may also purchase or repurchase Shares at a price not exceeding the net asset value of such Shares in effect when the purchase or repurchase or any contract to purchase or repurchase is made.

         6.3. Redemptions at the Option of the Trust. The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws: (i) if at such time such Shareholder owns fewer Shares than, or Shares having an aggregate net asset value of less than, an amount determined from time to time by the Trustees; or (ii) to the extent that such Shareholder owns Shares of a particular series or class of Shares equal to or in excess of a percentage of the outstanding Shares of that series or class determined from time to time by the Trustees; or (iii) to the extent that such Shareholder owns Shares of the Trust representing a percentage equal to or in excess of such percentage of the aggregate number of outstanding Shares of the Trust or the aggregate net asset value of the Trust determined from time to time by the Trustees.

         6.4. Dividends, Distributions, Redemptions and Repurchases. No dividend or distribution (including, without limitation, any distribution paid upon termination of the Trust or of any series) with respect to, nor any redemption or repurchase of, the Shares of any series shall be effected by the Trust other than from the assets of such series.

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                                  ARTICLE 8.

                                INDEMNIFICATION

         8.4. Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of Shares of which he or she is or was a Shareholder.

                                  ARTICLE 9.

                                 MISCELLANEOUS

         9.1. Trustees, Shareholders, etc. Not Personally Liable, Notice. All persons extending credit to, contracting with or having any claim against the Trust or a particular series of Shares shall look only to the assets of the Trust or the assets of that particular series of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor. Nothing in this Declaration of Trust shall protect any Trustee against any liability to which such Trustees would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee.

         Every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall give notice that this Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and shall recite that the same was executed or made by or on behalf of the Trust or by them as Trustee or Trustees or as officers or officer and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recitals as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer of officers or Shareholder or Shareholders individually.

         9.7. Amendments. This Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by vote of Shareholders holding a majority of the Shares of each series entitled to vote, except that an amendment which shall affect the holders of one or more series of Shares but not the holders of all outstanding series shall be authorized by vote of the Shareholders holding a

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majority of the Shares entitled to vote of each series affected and no vote of
Shareholders of a series not affected shall be required. Any amendment which shall affect the holders of Shares of one or more classes of a series but not the holders of all Shares of a series shall be authorized by vote of the Shareholders holding a majority of the Shares of such classes affected by the amendment voting together as a single class, and no vote of Shareholders of the classes not affected shall be required. Amendments having the purpose of changing the name of the Trust, of establishing, changing, or eliminating the par value of the shares or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained herein shall not require authorization by Shareholder vote. In addition to the foregoing, the provisions of this Declaration of Trust may be amended for any other reason at any time without the vote or consent of Shareholders, so long as such amendment does not materially adversely affect the rights of any Shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the 1940 Act, by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to a vote of a majority of Trustees).



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